UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: October 27, 2016
(Date of earliest event reported)

Data I/O Corporation
(Exact name of registrant as specified in its charter)

Commission File Number: 0-10394

_____________________________________

Washington	91-0864123
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6645 185th Ave. N.E., Suite 100 Redmond, WA 98052
(Address of principal executive offices, including zip code)

(425) 881-6444
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items reported in this filing:

Item 2.02 Results of Operation and Financial Condition

Item 9.01 Financial Statements and Exhibits

Item 2.02 Results of Operation and Financial Condition

A press release announcing third quarter 2016 results was made October 27, 2016 and a copy of the release is being furnished as Exhibit 99.0 in this current report.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description
99.0	Press Release: Data I/O Reports Third Quarter 2016 Results

 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Data I/O Corporation

October 27, 2016	By: /s/ Joel S. Hatlen Joel S. Hatlen Vice President Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.0	Press Release: Data I/O Reports Third Quarter 2016 Results

Joel Hatlen	Darrow Associates, Inc.
Vice President and Chief Financial Officer	Jordan Darrow
Data I/O Corporation 6645 185th Ave. NE, Suite 100	(512) 551-9296 jdarrow@darrowir.com
Redmond, WA 98052
(425) 881-6444

Data I/O Reports Third Quarter 2016 Results

Significant Growth in Revenue and Profitability; Bookings Reach Highest Level in 8 Years

Redmond, WA, Thursday, October 27, 2016 – Data I/O Corporation (NASDAQ: DAIO), the leading global provider of advanced data and security programming and IP management solutions for flash-memory, flash based microcontrollers and other intelligent devices, today announced financial results for the third quarter ended September 30, 2016.

Third Quarter 2016 Highlights (on year-over-year basis unless noted)

•         Net sales of $6.6 million, a 5-year high

•         Shipped 100th PSV system in third quarter, marking the fastest ramping automated product in Company history

•         Total bookings of $7.9 million, an 8-year high

•         Gross margin as a percentage of sales of 55.3% up from 51.5% in 3Q15 and 53.2% in 2Q16

•         Net income increases 42% to $625,000, or $.08 diluted earnings per share

•         Adjusted EBITDA*, excluding equity compensation, of $865,000, up from $645,000

•         Orders from the Automotive electronics industry represented nearly two thirds of Q3 bookings

•         Orders from Programming Centers through the third quarter reached their highest level in 10 years

•         Backlog of $3.1 million at end of quarter, up from $2.0 million at June 30, 2016

•         Cash and securities of $9.7 million at end of quarter, up 10% from $8.8 million at June 30, 2016

Management Comments

“We had an outstanding third quarter of 2016 borne out of our investments to develop industry leading programming technologies and successful transition into higher growth sectors while benefiting from the leverage in our model,” said Anthony Ambrose, President and CEO of Data I/O Corporation.

“Revenues in the third quarter of $6.6 million reached a 5-year high.  Consistent with the first half of the year, the primary driver of our revenue growth was demand for our automotive electronics solutions.  We continue to experience significant interest in our automotive products from original equipment manufacturer customers as well as major programming centers.  Third quarter orders include initial procurement relating to the 5-year supply agreement we were awarded by Bosch Car Multimedia.

“Automotive electronics orders represented nearly two thirds of our total bookings through the third quarter, with the balance for products addressing the burgeoning Internet-of-Things (IoT) market and other vertical market requirements.  Total bookings in the third quarter reached the highest level in 8 years at $7.9 million.

“Automotive and IoT remain our top growth engines, which we see as more than making up for our more mature product positioning that brought us to this point. While harvesting the cash flow generated from our legacy business activities, over the past few years we invested in research and development for new platforms which require more processing power, higher volume production, automation and security.  This approach will continue as we see massive opportunities ahead.  The Company’s R&D expense in the third quarter, while similar to the second quarter at approximately 20% of sales, was increased with our higher revenue base to nearly $1.4 million. This includes increases in intellectual property patent protection and engineering recruiting expenses.  The increased spending underscores our commitment to next generation products, particularly for managed and secure programming platforms which are important to extend our lead in automotive electronics and to enable the next phase of growth with billions of smart connected devices working within the global cloud ecosystem.

“With our strategic imperatives to grow revenues and invest in product development, we have not lost sight of our other operational objectives.  In the third quarter, our financial performance was aided by continued management focus and the leverage in our business.  Our gross profit increased 15% as we achieved a nearly 4 percentage point increase in gross margin as a percentage of sales, aided by a favorable product mix.  Reflecting measures taken to reduce expenses, a higher volume of business and the leverage impact, third quarter net income increased 42% from the respective prior year period.  Finally, improvements in our balance sheet are evidenced by the 10% increase in cash and 5% increase in shareholders’ equity at the end of the third quarter 2016 from three months earlier.”

Financial Results

Net sales in the third quarter of 2016 were $6.6 million, compared with $6.2 million in the third quarter of 2015.  The year-over-year increase in sales was primarily a result of strong bookings in the second and third quarters of 2016, particularly for automotive electronics equipment to end customers and programming centers.  During the third quarter, the Company shipped and recorded revenue for its 100th PSV system, marking the fastest ramping automated product in Data I/O history.  Net sales for the first nine months of 2016 and 2015 were $17.0 million.

For the 2016 third quarter, gross margin as a percentage of sales was 55.3%, compared to 51.5% in the third quarter of 2015 and 53.2% in the second quarter of 2016.  The improvement in gross margin as a percentage of sales compared to the same period in 2015 was primarily due to sales mix and higher order volume.  For the first nine months of 2016, gross margin was 54.5% compared to 51.4% in the same period last year.

Net income in the third quarter of 2016 was $625,000, or $0.08 per diluted share, compared with net income of $439,000, or $0.05 per diluted share, in the third quarter of 2015.  Year-to-date, net income was $901,000, or $0.11 per diluted share, compared to $589,000, or $0.07 per diluted share for the same period last year.

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) was a $755,000 in the third quarter of 2016, compared to $552,000 in the third quarter of 2015.  Adjusted EBITDA, excluding equity compensation, was $865,000 in the third quarter of 2016, compared to $645,000 in the third quarter of 2015.  Year-to-date, EBITDA was $1.3 million, compared to $925,000 for the same period last year, while Adjusted EBITDA excluding equity compensation was $1.7 million in 2016 compared to $1.3 million for the same period last year.

Bookings in the third quarter of 2016 reached the highest level in eight years at $7.9 million, compared to $5.9 million in the third quarter of 2015, and $5.7 million in the second quarter of 2016.  Backlog at September 30, 2016 was uncharacteristically high at $3.1 million as compared to $700,000 at December 31, 2015, and $2.0 million at June 30, 2016.  Approximately $1 million of the September backlog is for systems that are not scheduled to be recognized as revenue until early 2017. Deferred revenue was $1.3 million at September 30, 2016, compared with $1.0 million at December 31, 2015 and $1.1 million at June 30, 2016.

During the third quarter of 2016, the Company purchased 6,500 shares under its stock buyback program.  Year to date, a total of 80,345 shares were repurchased at an average price per share of $2.38.

Conference Call Information

A conference call discussing the third quarter ended September 30, 2016 financial results will follow this release today at 2 p.m. Pacific time/5 p.m. Eastern Time.  To listen to the conference call, please dial (612) 288-0340, passcode: DAIO.  A replay will be made available approximately one hour after the conclusion of the call.  To access the replay, please dial (320) 365-3844, access code: 404839.  The conference call will also be simultaneously webcast over the Internet; visit the News and Events section of the Data I/O Corporation website at http://www.dataio.com to access the call from the site.  This webcast will be recorded and available for replay on the Data I/O Corporation website approximately one hour after the conclusion of the conference call.

About Data I/O Corporation

Since 1972 Data I/O has developed innovative solutions to enable the design and manufacture of electronic products for automotive, industrial/Internet-of-Things, wireless, consumer electronics, medical and military/aerospace markets. Today, our customers manufacture tens of millions of products each year using Data I/O programming solutions to reliably, securely, and cost-effectively deliver their Intellectual Property into programmable devices. Our expertise in programmable integrated circuits, global supply chain processes, and IP management and protection helps bring innovative new products to life. These solutions are backed by a global network of Data I/O support and service providers, assuring success for our customers.

Learn more at www.dataio.com.

Forward Looking Statement and Non-GAAP financial measures

Statements in this news release concerning economic outlook, expected revenue, expected margins, expected savings, expected results, orders, deliveries, backlog and financial positions, as well as any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements.  These factors include uncertainties as to the ability to record revenues based upon the timing of product deliveries, installations and acceptance, accrual of expenses, changes in economic conditions and other risks including those described in the Company's filings on Forms 10K and 10Q with the Securities and Exchange Commission (SEC), press releases and other communications.

Non-GAAP financial measures, such as EBITDA and adjusted EBITDA excluding equity compensation, should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s results and facilitate the comparison of results.

-          tables follow   -

DATA I/O CORPORATION

CONSOLDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Net Sales	$6,588	$6,159	$17,002	$17,019
Cost of goods sold	2,945	2,990	7,743	8,270
Gross margin	3,643	3,169	9,259	8,749
Operating expenses:
Research and development	1,358	1,188	3,655	3,530
Selling, general and administrative	1,664	1,505	4,766	4,457
Total operating expenses	3,022	2,693	8,421	7,987
Operating income	621	476	838	762
Non-operating income (expense):
Interest income	11	30	34	88
Foreign currency transaction gain (loss)	(3)	(50)	41	(237)
Total non-operating income (expense)	8	(20)	75	(149)
Income before income taxes	629	456	913	613
Income tax (expense)	(4)	(17)	(12)	(24)
Net income	$625	$439	$901	$589

Basic earnings per share	$0.08	$0.06	$0.11	$0.07
Diluted earnings per share	$0.08	$0.05	$0.11	$0.07
Weighted-average basic shares	7,977	7,930	7,955	7,896
Weighted-average diluted shares	8,183	8,042	8,083	8,055

DATA I/O CORPORATION

CONSOLDATED BALANCE SHEETS

(in thousands, except share data)

(UNAUDITED)

	September 30, 2016	December 31, 2015

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$9,725	$11,268
Trade accounts receivable, net of allowance for
doubtful accounts of $103 and $43, respectively	5,198	2,790
Inventories	3,896	3,705
Other current assets	360	577
TOTAL CURRENT ASSETS	19,179	18,340

Property, plant and equipment – net	1,794	1,237
Other assets	63	63
TOTAL ASSETS	$21,036	$19,640

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,298	$1,250
Accrued compensation	1,704	1,689
Deferred revenue	1,259	1,038
Other accrued liabilities	633	540
TOTAL CURRENT LIABILITIES	4,894	4,517

Long-term other payables	473	429

COMMITMENTS	-	-

STOCKHOLDERS’ EQUITY
Preferred stock -
Authorized, 5,000,000 shares, including
200,000 shares of Series A Junior Participating
Issued and outstanding, none	-	-
Common stock, at stated value -
Authorized, 30,000,000 shares
Issued and outstanding, 7,979,541 shares as of September 30,
2016 and 7,943,720 shares as of December 31, 2015	19,202	19,051
Accumulated (deficit)	(4,115)	(5,016)
Accumulated other comprehensive income	582	659
TOTAL STOCKHOLDERS’ EQUITY	15,669	14,694
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$21,036	$19,640

NON-GAAP FINANCIAL MEASURE RECONCILIATION

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
(in thousands)
Net Income	$625	$439	$901	$589
Interest (income)	(11)	(30)	(34)	(88)
Taxes	4	17	12	24
Depreciation and amortization	137	126	409	400
EBITDA earnings	$755	$552	$1,288	$925

Equity compensation	110	93	409	330
Adjusted EBITDA earnings,
excluding equity compensation	$865	$645	$1,697	$1,255